Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

     This Asset Purchase Agreement ("AGREEMENT") is entered into this 31st day of July, 2008 ("EFFECTIVE Date") by and between DANBOM TEMPORARY, INC., an Iowa corporation ("BUYER"), and CRAGAR INDUSTRIES, INC., a Delaware corporation ("SELLER").

     The Seller is engaged in the business of selling and licensing others to sell various customized vehicles, vehicle parts, kits, and other goods and services (the "PRODUCTS") distributed under various trademarks and trade dress (the "TRADEMARKS") through its offices located at 1600 North Desert Drive, #301, Tempe, AZ 85281 (the "BUSINESS"). Seller desires to sell, and Buyer desires to purchase, substantially all of Seller's assets used in connection with the Business for the consideration and on the terms set forth in this Agreement.

     The parties, intending to be legally bound, agree as follows:

1. PURCHASE AND SALE.

     1.1. PURCHASED ASSETS. Subject to the terms and conditions stated in this Agreement, Seller shall sell to Buyer and Buyer shall purchase from Seller, free and clear of all liens and encumbrances, all of Seller's rights, title and interest in and to the assets of Seller relating to or arising from the conduct of the Business (the "PURCHASED ASSETS") as listed below:

          1.1(a). All books, records, customer lists, customer information and credit files, supplier lists, correspondence and other files owned by Seller and used or intended for use by Seller in the Business, including, but not limited to, physical and digital files and folders regardless of where or on which computer they are stored; provided, however, that Seller shall retain the right to reasonable access to all such books and business records for tax and business records related to the Business or Agreement (the "BOOKS AND RECORDS");

          1.1(b). All of the intangible rights and property of Seller, including all trade secrets; proprietary information; know-how; inventions; going concern value; goodwill; all trade names, corporate or other business names, trademarks, service marks, trade dress rights, and domain names (including all applications, registrations and common law rights in any of the aforementioned and all goodwill associated with any of the aforementioned); telephone, telecopy, e-mail addresses; patents, patent applications and all inventions claimed therein or related thereto; copyright registrations and unregistered copyrights owned by Seller, including, without limitation, all rights Seller has in the rights listed on SCHEDULE A attached hereto (the "SCHEDULED INTELLECTUAL Property") (all of the aforementioned collectively comprising "SELLER'S INTELLECTUAL PROPERTY");

          1.1(c). The right to sue and collect damages for past and future infringement of Seller's Intellectual Property;

          1.1(d). The content of the website of Seller (including all copyrights relating thereto): www.cragar.com (the "WEBSITE") and the domain name for www.cragar.com (the "DOMAIN NAME");

          1.1(e).  The telephone number 1-877-8CRAGAR (1-877-827-2427);

          1.1(f). All catalogues, catalogue layouts, artwork, photography, etc., necessary to complete a catalogue layout.

          1.1(g). The contents of a storage unit located at 4950 E. McDowell Rd., Unit 17 Phoenix, AZ 85008, including but not limited to items listed in SCHEDULE C;

          1.1(h). Certain race wheel dies stored at Dunkel Bros Machinery Moving, 14500 Firestone Blvd., La Mirada, CA 90638;

          1.1(i). All inventory owned by Seller including, but not limited to, those items of inventory described in SCHEDULE D, except items of inventory sold in the regular course of business prior to the Closing Date;

          1.1(j). All equipment owned by Seller including, but not limited to, those items of equipment described in SCHEDULE E;

          1.1(k). All memorabilia and promotional items owned by Seller from Seller's offices including, but not limited to, those items listed on SCHEDULE F.

     1.2. INTELLECTUAL PROPERTY AGREEMENTS. As of the Effective Date, Buyer shall assume all benefits and obligations under all license agreements relating to Seller's Intellectual Property between Seller and any third party, including but not limited to those licenses described in SCHEDULE G.

     1.3. EXCLUDED ASSETS. Buyer and Seller acknowledge that the insurance policies, corporate and financial records (except as provided in Subsection 1.1(a)), employee benefit plans, bank accounts, accounts receivable, cash, cash equivalent assets, and investments of Seller are not included as part of the Assets to be conveyed in this transaction.

2. EXCLUDED LIABILITIES. Buyer does not assume and shall have no obligation with respect to any of the liabilities, claims, obligations or agreements of Seller except as otherwise expressly provided in this Agreement, and Seller shall indemnify Buyer against such non-assumed liabilities, claims, obligations or agreements until the end of the applicable statute of limitations for such non-assumed liabilities, claims, obligations or agreements. By way of illustration, and not in limitation of the foregoing, Buyer does not assume:

     2.1. Any liabilities or obligations of, or claims against, Seller which arise out of the operation of the Business prior to the Closing;

     2.2. Any warranty and/or service obligations or product liability claims, suits, losses, damages, expenses, costs or obligations related to or arising from Products manufactured, replaced, sold or distributed in connection with the Business prior to the date of Closing;

     2.3. Any claims, suits, losses, damages, expenses, costs or obligations arising prior to Closing out of or in connection with any employee benefits or compensation;

     2.4. Any leases for equipment or office space;

     2.5. Any federal, state or local income, sales, property, or other taxes payable by Seller;

     2.6. Any amount owing to Katt Worldwide Logistics, Dunkel Bros. Machinery Moving Inc., Now Courier, or Power Stop;

     2.7. Any agreement between Seller and Auto World Marketing, including, but not limited to, the Sales Incentive Agreement;

     2.8. Notwithstanding subsection 1.1(f) above, Buyer is not acquiring the Order Motion Software and Buyer will have no obligation or liability with respect to such software or any license agreements relating thereto.

3.   PURCHASE PRICE, ADDITIONAL CONSIDERATION AND TERMS

     3.1. PURCHASE PRICE. The purchase price for the Purchased Assets shall be $1,900,000.00.

          3.1(a). UNAMORTIZED DEFERRED INCOME. In addition to the purchase price in Subsection 3.1 above, Seller will pay to Buyer at Closing the remaining amount of unamortized deferred income from the Carlisle Tire and Wheel Co. wheel agreement. Pursuant to this agreement there was an unamortized balance of $53,706.80 as of May 31, 2008. The amount to be paid at Closing will be the most recent computed number of the unamortized balance prior to Closing. If it is determined after Closing that the balance of the unamortized amount as of the Closing date was less than the amount paid at Closing, then Buyer shall reimburse Seller the difference within 15 days of such determination. If it is determined after Closing that the balance of the unamortized amount as of the Closing date was more than the amount paid at Closing, then Seller shall reimburse Buyer the difference within 15 days of such determination.

     3.2. PAYMENT TERMS. The purchase price shall be payable in cash at the time of Closing.

     3.3. INTELLECTUAL PROPERTY AND OTHER INTANGIBLE ASSETS.

          3.3(a). ASSIGNMENT OF SELLER'S INTELLECTUAL PROPERTY: Seller hereby irrevocably grants, conveys, transfers, assigns and relinquishes exclusively to Buyer all of its rights, title and interest in and to Seller's Intellectual Property and any reasonably foreseeable or otherwise contemplated expansions thereof and/or extensions thereto.

          3.3(b).  Seller shall not on or after the Effective Date:

               3.3(b)(i) Make any claims or threats against Buyer or any third party alleging infringement or violation of Seller's Intellectual Property;

               3.3(b)(ii) Make any claim of ownership of or right in or to any of Seller's Intellectual Property;

               3.3(b)(iii) Do or cause to be done any act contesting,
                    challenging or in any way impairing the validity or enforceability of or Buyer's right, title and/or interest in or to any part of Seller's Intellectual Property;

               3.3(b)(iv) File any application seeking or otherwise attempt to obtain any rights in any patents, trademarks, service marks, trade dress, domain names, or copyrights that dominate, cover, or otherwise relate to the Business, Seller's Intellectual Property, or any of the assets transferred to Buyer hereunder;

               3.3(b)(v) Do or cause to be done any act to enforce or purporting or attempting to enforce any of Seller's Intellectual Property; or

               3.3(b)(vi) Do or cause to be done any act to or purporting to license, assign, otherwise transfer, covenant not to sue, grant a non-assert, or give permission to practice any of Seller's Intellectual Property to any third party.

          3.3(c). After the Closing Date, Buyer shall have the exclusive right to seek and/or procure any intellectual property and similar and/or related protection for or related to the Business, Seller's Intellectual Property, or any of the Purchased Assets, and Seller shall reasonably assist Buyer in Buyer's efforts to procure and/or enforce such rights.

     3.4. INTELLECTUAL PROPERTY WARRANTIES AND REPRESENTATIONS.

          3.4(a). Seller hereby represents and warrants to Buyer:

                3.4(a)(i) At Closing, Seller will deliver free and clear of all liens, security interests, claims, restrictions, or other encumbrances, all of Seller's Intellectual Property, including, without limitation, the Scheduled Intellectual Property, provided, however, Seller shall obtain releases of such liens, security interests, claims, restrictions, or other encumbrances held by

                         Foothill Capital Corp. and Norwest Business Credit, Inc. (or their respective successors in interest, as applicable) to Buyer within 15; days after Closing;

                3.4(a)(ii) To Seller's knowledge: (a) Seller has not received any notice of a claim that any of Seller's trademark registrations listed in the Scheduled Intellectual Property; and (b) none of Seller's trademark registrations listed in the Scheduled Intellectual Property are invalid or have even been found invalid or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding;

                3.4(a)(iii) To Seller's knowledge, all filings necessary to maintain the validity, enforceability and effectiveness of all Seller's trademark registrations listed in the Scheduled Intellectual Property with the listed registering authority have been made, and all statements made in such filings are accurate;

                3.4(a)(iv) To Seller's knowledge, none of the trademark
                         registration applications listed in the Scheduled Intellectual Property have been cancelled or terminated, or been finally rejected, and all statements made in such registration applications are accurate;

                3.4(a)(v) To Seller's knowledge, there are no limitations, defects or other circumstances or threats, pending that could reasonably be expected to cause the invalidity, unenforceability or other loss of any of the trademark registrations listed in the Scheduled Intellectual Property;

                3.4(a)(vi) Seller is not aware of any third-party claims
                         assertions, or threats leading Seller to believe any of the trademark registrations listed in the Scheduled Intellectual Property are or may be found or held by a court of competent jurisdiction to be invalid, unenforceable;

                3.4(a)(vii) Subject to the provisions of Section 6.14 of this
                         Agreement, Seller has the right to use and to freely transfer to Buyer as set forth herein, without any obligation or liability whatsoever to make any payments or provision of other compensation by way of royalties, fees or otherwise, all of Seller's trademark registrations and applications listed in the Scheduled Intellectual Property;

                3.4(a)(viii) To the Seller's knowledge, no claims are pending against Seller by any person or entity regarding the use of any intellectual property, similar and/or related right or other proprietary right, including, without limitation, Seller's Intellectual Property, which includes, without limitation, the Scheduled Intellectual Property;

                3.4(a)(ix) To the Seller's knowledge, no claims or proceedings are pending or threatened, against Seller alleging that Seller is infringing upon or otherwise violating, or causing, contributing to or inducing its customers or other persons or entities to infringe upon or otherwise violate, any known right or claimed right of any person or entity under or with respect to any intellectual property of any other person or entity, or challenging the validity or enforceability of any of Seller's Intellectual Property (including, without limitation, the Scheduled Intellectual Property);

                3.4(a)(x) Seller is not aware of any infringements or violations by third parties of Seller's Intellectual Property (including, without limitation, the Scheduled Intellectual Property), and Seller has not made any claims or threats alleging any such infringement or violation by third parties;

                3.4(a)(xi) To its knowledge, Seller is not using any
                         confidential and/or proprietary information or know-how or any trade secrets of others, and none of the Purchased Assets comprise any confidential and/or proprietary information or know-how or any trade secrets of others;

                3.4(a)(xii) To its knowledge, Seller has not disclosed to any person not obligated to maintain the confidentiality thereof, any trade secret, confidential and/or proprietary information or other information the value of which is contingent upon confidentiality or secrecy thereof without securing an appropriate confidentiality agreement, and there have been no material violations of any such confidentiality obligations or any such agreements;

                3.4(a)(xiii) Other than those comprising part of Seller's
                         Intellectual Property, Seller has not filed any application seeking or obtained any rights in any patents, trademarks, service marks, trade dress, domain names, or copyrights that dominate, cover, or otherwise relate to the Business, the Products, or any of the assets transferred to Buyer hereunder;

                3.4(a)(xiv) Seller is not aware of any intellectual property right or similar and/or related right that dominates any of the registered or unregistered trademarks listed in the Scheduled Intellectual Property;

                3.4(a)(xv) Seller has not licensed, assigned, otherwise
                         transferred, covenanted not to sue, granted a non-assert, or given permission to practice any of Seller's Intellectual Property to any third party, other than as set forth in SCHEDULE G. Notwithstanding anything to the contrary in this Agreement, to the extent any agreement between Seller and any third party relating to the Purchased Assets is not listed in Schedule G (an "UNSCHEDULED AGREEMENT"), for a period of thirty (30) days from the later of Closing or when Buyer becomes aware of such Unscheduled Agreement, Buyer shall have the option, but not the obligation, to assume any or all benefits and/or obligations under such Unscheduled Agreement. Unscheduled Agreements include, but are not limited to, the Sales Incentive Agreement between Cragar and Auto World Marketing effective August 1, 2006. By the time of Closing, Seller shall provide notice of termination of the Sales Incentive Agreement between Cragar and Auto World Marketing to Auto World Marketing in the manner specified in that agreement.

                3.4(a)(xvi) Seller disclaims all representations and warranties of Seller not expressly stated herein, including: any implied warranties including those of fitness for a particular purpose or merchantability.

          3.4(B). INDEMNIFICATION: THE SELLER SHALL DEFEND AND INDEMNIFY AGAINST, AND HOLD BUYER AND ITS Employees, DIRECTORS, OFFICERS AND AGENTS HARMLESS FROM, ANY LOSS, COST, LIABILITY OR EXPENSE (INCLUDING COURT COSTS AND REASONABLE FEES OF ATTORNEYS AND OTHER PROFESSIONALS) INCURRED FROM ANY CLAIM TO THE EXTENT ARISING OR Alleged TO ARISE OUT OF THE SELLER'S BREACH OF ANY TERM OR CONDITION OF THIS SUBSECTION 3.4 OF THIS AGREEMENT.

     3.5. At the execution of this agreement and as additional consideration hereof, Buyer and Seller shall enter into a Notice of Assignment for the purpose of evidencing and/or recording the above assignments substantially in the form of EXHIBIT I attached hereto. The parties shall also enter into a Notice of Assignment and Assumption for the purpose of notifying licensees of the change in ownership of the Purchased Assets substantially in the form of EXHIBIT K attached hereto.

     3.6. ACCOUNTING FOR ROYALTIES. Seller is entitled to retain any royalties earned prior to Closing. All royalty customers shall be notified by Seller immediately after Closing to make royalty payments to Buyer. Buyer shall provide an accounting to Seller for all royalties received after Closing that were earned prior to Closing. Seller will be entitled to all royalties earned prior to Closing; Buyer will be entitled to all other royalties. Buyer will remit to Seller its share of the royalties within thirty (30) days of receipt. If Seller receives any unearned royalty after Closing it shall immediately remit such royalty to Buyer to be accounted for as provided herein.

     3.7. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated among the Purchased Assets as set forth in SCHEDULE H, such allocation to be made as provided in Section 1060 of the Internal Revenue Code of 1986 ("CODE"). Buyer and Seller shall each file Form 8594 (Asset

          Acquisition Statement under Section 1060) and any required amendment thereto on a timely basis reporting the allocation of the Purchase Price consistent with the allocation in SCHEDULE H. Buyer and Seller shall not take any position on their respective income tax returns that is inconsistent with the allocation of the Purchase Price as agreed to in SCHEDULE H.

     3.8. AGREEMENTS NOT TO COMPETE. At execution of this Agreement, Seller shall enter into an Agreement Not to Compete substantially in the form of EXHIBIT J attached hereto.

4. CLOSING DATE AND PLACE. The Closing shall take place on July 31, 2008 (the "CLOSING DATE") in Tempe, AZ at the offices of Global Entertainment Corporation or at such other time and location as the parties may agree. Time is of the essence for this Agreement.

5.   FURTHER COOPERATION.

     5.1. EXECUTION OF DOCUMENTS. At the reasonable request of the other party, each party will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors or other individuals or parties, as necessary or desirable for fully perfecting and conveying unto the parties the benefit of the transactions contemplated hereby.

     5.2. PRIVILEGED AND PROTECTED INFORMATION. To the extent any attorney-client privilege or the attorney work-product doctrine applies to any documents, files, or other information relating to the Purchased Assets, Seller will ensure that, if any such documents, files, or other information remains under Seller's possession or control after Closing, it is not disclosed to any third party unless
          (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate efforts to prevent disclosure have been exhausted, and
          (b) Seller gave Buyer prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of such documents, files, or other information. In addition, Seller will continue to reasonably prosecute, maintain, and defend the Purchased Assets at its sole expense until the Closing.

     5.3. PROSECUTION AND LITIGATION ASSISTANCE. Seller will also, at the reasonable request of Buyer after Closing, assist Buyer in providing, and obtaining, from individuals who are employees of Seller at the time of Buyer's request, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, trademark applications, trademark renewals, enforcement or other actions and proceedings with respect to the claims under the Purchased Assets. Buyer shall compensate Seller for any reasonable, documented disbursements and time incurred after Closing in connection with providing assistance under this subparagraph 5.3 in connection with any enforcement or other infringement action regarding the Purchased Assets, under a standard billable hour rate of Seller. Seller shall furnish Buyer an advance, written estimate of the fees and costs for such assistance and Buyer shall have agreed in writing to pay such fees and costs.

     5.4. Seller shall pass through to Buyer all manufacturer warranties, if any, on the inventory items listed in Schedule D.

6. REPRESENTATIONS AND WARRANTIES OF SELLER. Seller represents and warrants to Buyer as follows:

     6.1. LEGAL STATUS. Seller is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, has full corporate power and authority to enter into this Agreement. Seller has full power to carry on the Business as presently conducted, and to own, lease, and operate its assets. When executed, this Agreement will be the legal, valid and binding obligations of Seller, enforceable in accordance with its terms.

     6.2. NO ADVERSE CHANGE. Since June 30, 2008, there has not been: (a) any material adverse change in the business or financial condition of the Business; (b) any material loss, damage or destruction to the properties of the Business (whether or not covered by insurance); (c) any mortgage, pledge, lien or encumbrance upon any of the properties or assets of the Business, including but not limited to the Purchased Assets, or (d) any sale, transfer or other disposition of assets of the Business except in the ordinary and normal course of business. Buyer does not assume, and shall not in any event be responsible or liable for, any loss or damage to any of the properties and assets to be transferred from any cause whatsoever and the risk of loss shall remain on the Seller.

     6.3. TITLE TO ASSETS. Seller has, and as of the Closing Date will have, good and marketable title to all of the Purchased Assets, all of which will be transferred free and clear of all liens, claims and encumbrances whatsoever. Seller shall take all action necessary both before and after Closing to assure full compliance with this warranty and representation. No liens, including, without limitation, mechanics liens, will attach to the Purchased Assets after the Closing Date as a result of material, supplies or services furnished to Seller prior to the Closing Date. If a lien is asserted against the Purchased Assets:
          (a) Seller agrees to promptly discharge such lien and (b) Seller shall indemnify, and hold Buyer harmless, from any loss, damages and expense arising therefrom.

     6.4. REGISTRATION OF CRAGAR MARK. Seller currently owns a pending trademark application (Serial No. 78/836,465) to register mark CRAGAR with the United States Patent and Trademark Office. Before the Closing Date, Seller warrants that it will file a valid statement of use in such trademark application.

     6.5. RECORDATION OF RELEASE OF SECURITY INTERESTS. For all of Seller's Intellectual Property currently subject to any liens, security interests, claims, restrictions, or other encumbrances, Seller shall obtain releases of such liens, security interests, claims, restrictions, or other encumbrances and Seller warrants it shall deliver such releases to Buyer before Closing, provided, however, Seller shall obtain releases of such liens, security interests, claims, restrictions, or other encumbrances held by Foothill Capital Corp. and Norwest Business Credit, Inc. (or their respective successors in interest, as applicable) to Buyer within 15 days after Closing.

     6.6. RENEWAL OF CRAGAR AMERICA'S CHOICE MARK. Before the Closing Date, Seller warrants that it shall file valid renewal documents with the U.S. Patent and Trademark Office for U.S. Trademark Registration No. 1,478,604.

     6.7. RECORDATION OF MEXICAN ASSIGNMENT OF CRAGAR MARK. Within a reasonable time after the Closing Date not to exceed thirty (30) days, Seller warrants that it shall record the assignment of Mexican Registration No. 354,546.

     6.8. NO VIOLATION. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Seller pursuant hereto, nor the consummation by Seller of the transactions contemplated hereby or thereby:

          6.8(a). Will violate any provision of the Articles of Incorporation or Bylaws of Seller;

          6.8(b). Will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority; or

          6.8(c). Violate or conflict with or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under or will result in the termination of, or accelerate the performance required by, or result in the creation of any lien, security interest, charge or encumbrance upon any of the Purchased Assets under (i) any term or provision of the Articles of Incorporation or Bylaws of Seller or (ii) any contract, commitment, understanding, arrangement, agreement or restriction of any kind or character to which Seller is a party or by which its assets or properties may be bound or affected, other than violations or conflicts which would not have a material adverse effect on the Business or the Purchased Assets. By way of example only, the license agreement between Seller and Carlisle Tire and Wheel Co. expires on July 13, 2015 (pursuant to Amendment B thereto), and Seller warrants it has the right to assign this license agreement to Buyer (in accordance with the consent to assignment executed on behalf of the licensee dated July __, 2008) and entering into this Agreement will not cause termination of such license agreement.

     6.9. CONSENTS. No authorization, consent, approval, order of or filing with or notice to any governmental agency, instrumentality or authority is necessary for the execution and delivery of this Agreement by Seller or the consummation by Seller of the transactions contemplated hereby.

     6.10. CONTRACTS AND AGREEMENTS. Seller is not party to any contract or agreement relating to the Purchased Assets or the Business except as shown on SCHEDULE G attached hereto. SCHEDULE G lists all contracts to which Seller is party and that Buyer is assuming.

     6.11. FINANCIAL STATEMENTS. Seller has provided historical financial information regarding the Business to Buyer as set forth in Schedule
          B. Seller warrants that such financial information presents fairly the financial condition of the Business and results of operation of the Business for the dates or periods indicated and are true and complete in all material respects and do not contain any untrue statement of material fact or omit any material fact necessary to make such information not misleading. The information in Schedule B was prepared in accordance with generally accepted accounting principles and on a basis consistent with Seller's past financial statements and the terms of this Agreement.

     6.12. DEFAULT UNDER CONTRACTS. Seller is not in material violation, breach or default under any provision of any contract or agreement described in Schedule G or to which it or its assets or properties are subject or bound, and, to Seller's knowledge, no event has occurred which, but for the passage of time or giving of notice, or both, would constitute such a violation, breach or default. To the best of Seller's knowledge, no party to any such contract or agreement has asserted any such violation, breach or default by any other party thereto and all such contracts or agreements are binding upon all parties thereto and their successors, assigns and heirs.

     6.13. LITIGATION. Seller is not a party to, nor to the best of Seller's knowledge is there threatened, any litigation, proceeding or controversy before any court or administrative agency, and Seller is not in default with respect to any judgment, order, writ, injunction or decree of any court or administrative agency.

     6.14. ABSENCE OF UNDISCLOSED LIABILITIES. Except to the extent that liabilities are incurred in the ordinary and usual course of business which do not materially affect the Business, Seller has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or other, and whether due or to become due, including, but not limited to, liabilities or obligations on account of taxes, other governmental charges, duties, penalties, interest or fines and unfunded past service liabilities to any pension, profit sharing, or similar plan, and, to the best of Seller's and the Shareholder's knowledge, there is no basis for the successful assertion against the Seller of any such debt, liability or obligation. Buyer acknowledges that, in the ordinary course of business, assets of Seller are pledged as security relative to primary borrowing arrangements with third party financial institutions by Seller and Seller's shareholder.

     6.15. TAX RETURNS. As of the Closing Date, Seller shall have filed all tax returns and reports (foreign, federal, state, and local) required to be filed by it, and all such returns are true, accurate, and correct. Seller has paid all taxes shown to be due and payable on such returns and all assessments and all other taxes, governmental charges, duties, penalties, interest, and fines due and payable by it on or before the Closing Date. To the best of Seller's knowledge, there are no suits, actions, claims, investigations, inquiries, or proceedings now threatened or pending against Seller in respect of taxes, governmental charges, duties, or assessments, or any matters under discussion with any governmental authority relating to taxes, governmental charges, duties, or assessments, or any claims for additional taxes, governmental charges, duties, or assessments asserted by any such authority and, to the best of Seller's and the Shareholder's knowledge there is no basis for the successful assertion thereof. Seller has withheld or collected from each payment made to its employees the amount of all taxes (including, but not limited to, federal income taxes, Federal Insurance Contribution Act taxes, and Federal Unemployment Tax Act taxes) required to be withheld or collected therefrom, and has paid when due the same to the proper tax receiving officers.

     6.16. EMPLOYEES. On or prior to the Closing Date, Seller shall have satisfied all of its obligations for accrued employee payroll and accrued employee vacation benefits through the Closing Date. Seller has no right, claim, or agreement pertaining to the employees which would affect the right of Buyer to employ such employees, and Seller recognizes that Buyer may, but shall have no obligation to, employ such employees. In order to facilitate a smooth transition of the Business, in the event Buyer elects not to employ Seller's employees, Buyer shall have the right (but not the obligation) to occasionally make reasonable inquiries of Seller's employees regarding the pre-close operations of the Business for a period of six (6) months; however, Seller is under no obligation to maintain the employment of Seller's employees. Seller's employees shall use commercially reasonable efforts in preparing responses to Buyer's inquiries and shall respond to such inquiries promptly. The parties intend that the right of Buyer to make such inquiries does not obligate Seller to provide consulting or similar services, but is limited to specific and historical matters.

     6.17. INSURANCE. Seller shall maintain its present insurance coverage with respect to the Business and the Purchased Assets in full force and effect until the Closing Date.

     6.18. AUTHORIZATION AND APPROVAL OF AGREEMENT. All proceedings or corporate action required to be taken by Seller relating to the execution and delivery of this Agreement and the consummation of the Transactions contemplated hereby have been or will be taken prior to the Closing Date. Seller has fully disclosed all material information regarding the Business and the Purchased Assets to Buyer.

     6.19. TAX STATUS. Seller is not a person other than a United States person within the meaning of the Internal Revenue Code.

     6.20. COMPLIANCE WITH LAWS. To the best of Seller's knowledge, Seller has operated the Business and the Purchased Assets in compliance with all material applicable laws, rules and regulations.

     6.21. ACCURATENESS OF REPRESENTATIONS AND WARRANTIES. To the best of the Seller's knowledge, no representation or warranty by Seller and no statement contained in any document delivered or to be delivered to Buyer hereunder contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

     6.22. SELLER'S KNOWLEDGE. Any reference to Seller's knowledge or awareness, or similar words, means only such actual knowledge or actual notice as has been acquired by Sean McGarry, Vice President of Seller and primary officer responsible for Cragar operations, Rick Kozuback, President and CEO of Seller's shareholder, Global Entertainment Corporation ("GEC"), James Yeager, SVP and CFO of GEC, or James Domaz, VP and General Counsel of GEC, but specifically excludes all imputed or constructive knowledge or notice and any duty to investigate.

     6.23. COMPLETENESS OF DISCLOSURE. To the best of Seller's knowledge, the listing of Purchased Assets in Subsection 1.1 above is a complete listing (except for items of nominal value) of Seller's assets relating to or arising from the conduct of the Business, the listing of Scheduled Intellectual Property is a complete listing of Seller's Intellectual Property relating to the Business, and there are no undisclosed liabilities. Seller owns no other assets (except for items of nominal value) relating to the Business other than those listed in Subsection 1.1. In addition to and without waiving or otherwise limiting Buyer's other rights or available remedies, to the extent Seller's disclosures in this regard are not complete, Buyer shall be entitled to pursue one or more of the following remedies: (1) immediate transfer of such undisclosed asset(s) and/or undisclosed intellectual property from Seller to Buyer; and (2) injunctive relief to prevent Seller, Seller's shareholder, Global Entertainment Corp., or any successor-in-interest of Seller or Seller's shareholder, from using such undisclosed asset(s) and/or undisclosed intellectual property and to prevent transfer of the same to anyone other than Buyer, as well as costs and reasonable attorney's fees incurred to seek such injunctive relief.

7. REPRESENTATIONS AND WARRANTIES OF BUYER. Buyer represents and warrants to Seller that:

     7.1. ORGANIZATION. At the time of the execution of this Agreement, Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Iowa and has full corporate power and authority to enter into this Agreement and to carry out the transaction contemplated by this Agreement and to carry on its business and to own, lease or operate its properties. When executed, this Agreement will be the legal, valid and binding obligations of Buyer, enforceable in accordance with its terms.

     7.2. AUTHORIZATION AND APPROVAL OF AGREEMENT. All proceedings or corporate action required to be taken by Buyer relating to the execution and delivery of this Agreement, and the consummation of the transaction shall have been taken at or prior to the Closing. This Agreement is, and the other agreements and instruments to be executed and delivered by Buyer in connection with the transaction will be legal, valid and binding obligations of Buyer.

     7.3. BUYER PERFORMANCE NOT CONDITIONED ON FINANCING. Buyer's performance of its financial obligations to Seller under the terms of this Agreement is not conditioned or dependent upon Buyer securing financing from any third party, and Buyer has the financial capacity as of the Effective Date and will have such financial capacity as of the Closing Date to perform its financial obligations to Seller.

     7.4. NO ADVERSE CHANGE. Since June 30, 2008, there has not been: (a) any material adverse change in the financial condition of the Buyer; and
          (b) any material loss, damage or destruction to the properties of the Buyer (whether or not covered by insurance).

     7.5. NO VIOLATION. Neither the execution and delivery of this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto, nor the consummation by Buyer of the transactions contemplated hereby or thereby: (a) will violate any provision of the Articles of Incorporation or Bylaws of Buyer; or (b) will violate or be in conflict with any applicable law or any judgment, decree, injunction or order of any court or governmental agency or authority, to the best of Buyer's knowledge.

     7.6. CONSENTS. To the best of Buyer's knowledge, no authorization, consent, approval, order of or filing with or notice to any governmental agency, instrumentality or authority is necessary for the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby.

     7.7. ACCURATENESS OF REPRESENTATIONS AND WARRANTIES. To the best of Buyer's knowledge, no representation or warranty by Buyer and no statement contained in any document delivered or to be delivered to Seller hereunder contains or will contain any untrue statement of a material fact or omits or will omit a material fact necessary to make the statements contained therein not misleading.

     7.8. RETENTION OF AND ACCESS TO RECORDS. From and after the Closing Date, for a period of six (6) years Buyer shall: (a) preserve the books and records related to the Business that were transferred to Buyer; and
          (b) afford Seller and/or its shareholder, during normal business hours, reasonable access to and opportunity to copy the books and records related to the Business that were transferred to Buyer to the extent that the access may be reasonably required for the preparation of tax returns and audits or other reasonable business purposes, provided the access does not unreasonably disrupt the Business or Buyer.

     7.9. PRODUCT LIABILITY INSURANCE. Subsequent to the Closing, Buyer will carry product liability insurance (but will not be obligated to cause the Seller or GEC to be carried as additional insureds under such policy(ies)) for as long as any applicable statute of limitations for product liability claims may be asserted against Seller. Also subsequent to Closing, Seller will purchase tail coverage for three
          (3) years from the Closing for all product liability coverage Seller maintains in the operation of the Business.

8. CONDITIONS PRECEDENT TO BUYER'S PERFORMANCE AT CLOSING. The obligation of Buyer to consummate the transaction are subject to the fulfillment of each of the following conditions:

     8.1. LEGAL MATTERS. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Buyer.

     8.2. CLOSING DOCUMENTS. Seller shall have delivered to Buyer in a form reasonably satisfactory to Buyer:

          8.2(a). Documents and instruments of transfer for the Purchased Assets including, without limitation, assignments of intangible property, and Bill of Sale for tangible personal property;

          8.2(b). Copies or originals of all Seller's files, papers and records, licenses, permits, approvals, applications, correspondence and other documents relative to the Purchased Assets;

          8.2(c). Termination statements and any other termination documents terminating all liens and encumbrances in and to the Purchased Assets;

          8.2(d). Consent from Carlisle Tire and Wheel Co. to the assignment of its license agreement with Seller to Buyer as part of this Agreement;

          8.2(e). Proof of payment of all amounts due to Katt Worldwide Logistics, Now Courier, or Power Stop;

          8.2(f). A copy of the resolutions adopted by Seller's shareholder and a copy of the resolutions adopted by Seller's Board of Directors, both certified by authorized officers of Seller, authorizing Seller to execute, deliver and perform this Agreement (and the other agreements contemplated hereby);

          8.2(g). All other agreements, certificates, instruments and documents reasonably requested by Buyer in order to fully consummate the transaction contemplated hereby and carry out the purposes and intent of this Agreement;

          8.2(h). A copy of the Agreement Not to Compete executed by Buyer and Seller.

     8.3. NO ACTIONS, SUITS, ETC. There shall be no injunction or similar legal order effective, nor shall there be any litigation, proceeding, or investigation, either administrative or judicial, pending or threatened, for the purpose of enjoining or preventing the consummation of the transaction, or otherwise claiming that this Agreement, or the consummation of the transaction, is improper.

     8.4. NO MATERIAL ADVERSE CHANGE. The Business, Purchased Assets, properties and operations of Seller shall not have been materially adversely affected in any way as the result of any fire, accident or other casualty or act of God or the public enemy.

     8.5. STATEMENT OF USE FOR CRAGAR MARK. Before the Closing Date, Seller shall file a valid statement of use in pending trademark application Serial No. 78/836,465 for the mark CRAGAR.

     8.6. CONDITIONS PRECEDENT. If any of the above conditions precedent is not met or fulfilled, or is violated, Buyer shall not be under any obligation to consummate the transaction, and may terminate this Agreement without liability, provided, however, that the termination of this Agreement by Buyer shall not relieve Seller from liability for any breach of this Agreement. Buyer shall promptly provide Seller with written notice of the non-fulfillment of such conditions precedent.

9. CONDITIONS PRECEDENT TO SELLER'S PERFORMANCE AT CLOSING. The obligations of Seller to consummate this transaction are subject to the fulfillment of each of the following conditions:

     9.1. COMPLIANCE WITH COVENANTS. Buyer shall have fully performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with or executed by it at or prior to the Closing. All actions, proceedings, instruments and documents required to carry out this Agreement or incidental thereto and all other related legal matters shall have been approved by counsel for Seller.

     9.2. PAYMENT AT CLOSING. Buyer shall deliver to Seller the payment provided for in Subsection 3.1.

     9.3. CLOSING DOCUMENTS. Buyer shall have delivered to Seller in form reasonably satisfactory to Seller:

          9.3(a). A copy of the resolutions adopted by Buyer's Board of Directors, certified by an authorized officer of Buyer, authorizing Buyer to execute, deliver and perform this Agreement (and the other agreements contemplated hereby).

          9.3(b). All other agreements, certificates, instruments and documents reasonably requested by Seller in order to fully consummate the transaction and carry out the purposes and intent of this Agreement.

          9.3(c). A copy of the Agreement Not to Compete executed by Buyer and Seller.

10.  INDEMNITY.

     10.1. SELLER INDEMNITY. Seller shall indemnify and save and hold Buyer harmless from and against, up to the amount of the Purchase Price as set forth in Subsection 3.1 and up to three (3) years after the Closing, any claim, liability, loss, damage, cost, expense or deficiency (a "Claim"), (including, without limitation, reasonable attorneys' fees and other legal costs and expenses), to the extent arising out of, resulting from, or relating to:

          10.1(a). Any breach or inaccuracy of any representation, warranty or covenant made by Seller in or pursuant to this Agreement or the documents referred to herein or executed in connection herewith.

          10.1(b). Any third party claims in any way arising out of, resulting from, or relating to the operation and ownership of the Purchased Assets and the Business on or before the Closing Date.

          10.1(c). Any obligation or liability of Seller which is not assumed by Buyer.

     10.2. BUYER'S INDEMNITY. Buyer shall indemnify and save and hold Seller harmless from and against, up to the amount of the Purchase Price as set forth in Subsection 3.1, any Claim (including, without limitation, reasonable attorneys' fees and other legal costs and expenses) for the duration of the applicable statute of limitations of such Claim, to the extent arising out of, resulting from, or relating to:

          10.2(a). Any breach or inaccuracy of any representation, warranty or covenant made by the Buyer in or pursuant to this Agreement or the documents referred to herein or executed in connection herewith, provided however the indemnity obligation in this Subsection 10.2(a) shall be for only up to three (3) years after the Closing.

          10.2(b). Any third party claim in any way arising out of, resulting from, or relating to the operation of the Business or ownership of the Purchased Assets and/or assumed liabilities, after the Closing Date except to the extent such claim, liability, loss, damage, cost, expense or deficiency results from a breach of any representations, warranties, covenants or agreements of Seller or Shareholder hereunder.

          10.2(c). The performance by Buyer of the obligations to have been performed by Buyer after the Closing including, specifically, the Contracts to be assumed by Buyer as set forth on SCHEDULE G.

          10.2(d). Any claims, suits, losses, damages, expenses, costs or obligations arising out of or in connection with the actions, inactions or activities of Buyer after Closing.

     10.3. SURVIVAL. All of the representations, warranties, and indemnification obligations of the parties contained in this Agreement shall survive until the expiration of the applicable statue of limitations for such representations, warranties, or Claims. In the event of a change in control of Seller, Seller's successor-in-interest shall assume Seller's indemnification obligations; in the event of Seller's dissolution, Global Entertainment Corporation (or its successor in interest) shall assume Seller's indemnification obligations.

     10.4. INDEMNITY CONDITIONS. All indemnity, defense and hold harmless obligations under this Agreement are strictly conditioned on prompt written notice, tender of defense and settlement, and reasonable cooperation, by the party to be indemnified.

11. ALTERNATIVE RESOLUTION OF DISPUTES. If a dispute between the parties arises out of or related to this Agreement, the parties shall use the following procedure for resolution:

     11.1. INITIAL MEETING. A meeting, called by any party, shall be promptly held between all parties attended by representatives of each party having decision-making authority regarding the dispute who shall attempt in good faith to negotiate a resolution of the dispute. Such meeting shall be held within five (5) working days of such written notice by the party requesting the meeting.

     11.2. ADR PROCESS. If, within ten (10) days after such meeting, the parties have not succeeded in reaching a settlement of the dispute, they shall promptly proceed to formal Alternative Dispute Resolution by jointly appointing a mutually acceptable neutral ADR provider such as United States Arbitration and Mediation or other organization not affiliated with either party to the dispute. If the parties cannot mutually agree upon a single neutral ADR provider, either party may petition the Iowa District Court for Dickinson County for the Court appointment of a neutral ADR provider. Such petition shall be responded to within ten
          (10) days of service of notice on the other parties and the hearing shall be held within twenty (20) days of the filing of the petition.

     11.3. MEDIATION, ARBITRATION AND ENFORCEMENT. Upon the selection of an acceptable single neutral ADR provider, the parties shall, within ten
          (10) days of appointment of the neutral ADR provider, enter into no less than twenty-four (24) hours of one-on-one mediation in an attempt to resolve the dispute and, at the end of this time period unless the parties otherwise mutually agree to extension, the parties shall proceed into binding arbitration on a timetable to be established by the neutral ADR provider who shall render a binding arbitration decision within ten (10) working days of final submission of the matter to arbitration by the parties. The decision of the arbitrator shall be binding and final and the parties shall proceed under the provisions of Chapter 679A to appeal from or enforce the decision.

12.  MISCELLANEOUS.

     12.1. ENTIRE AGREEMENT; AMENDMENTS. This Agreement contains the entire agreement between the parties with respect to its subject matter and supersedes all prior agreements and understandings, oral or written, between the parties with respect to its subject matter. This Agreement may not be amended orally, but only by an agreement in writing signed by the parties.

     12.2. BROKERS. Buyer represents and warrants to Seller that no broker, finder, or other financial consultant has acted on its behalf in connection with this Agreement or the transaction. Seller represents and warrants to Buyer that no broker, finder, or other financial consultant has acted on its behalf in connection with this Agreement or the transaction other than Miller Capital Markets, LLC. Seller shall indemnify and save Buyer harmless from any claim, demand, commission, or other compensation of any broker, finder, other financial consultant, or similar agent claiming to have been employed by or on behalf of that party, and to bear the costs of legal expenses incurred in defending against any such claim.

     12.3. NOTICES. Any notices to be given shall be in writing either by personal delivery or by mail, registered or certified, postage prepaid with return receipt requested or by facsimile with receipt confirmed by return facsimile. Mailed notices shall be addressed to the parties at the following addresses:

          If to Buyer:                          With a copy to:

          Danbom Temporary, Inc.                Winther, Stave & Co.
          1806 Jeppeson Rd.                     1316 West 18th Street
          Milford, IA 51351                     Box 175
          Attn:  Jim Danbom                     Spencer, IA 51301
          Fax:  712-332-5352                    Attn:  Gary Peters
                                                Fax:  712-262-____


          If to Seller or Shareholder:          With a copy to:

          Cragar Industries, Inc.               General Counsel
          1600 North Desert Drive, #301         Global Entertainment Corporation
          Tempe, AZ 85281                       1600 N. Desert Drive, Suite 301
          Attn:  [name]                         Tempe, AZ  85281
          Fax:  480-994-0759                    Attn:  James Domaz
                                                Fax:  480-994-0759

     12.4. BINDING EFFECT. Except as may be otherwise provided, this Agreement and all of its provisions shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. For example, in the event of the dissolution of Seller, the provisions of this Agreement shall be binding on Seller's shareholder, Global Entertainment Corporation.

     12.5. HEADINGS. The headings in this Agreement are intended solely for convenience of reference and shall be given no effect in the construction or interpretation of this Agreement.

     12.6. EXHIBITS AND SCHEDULES. The Exhibits and Schedules referred to in this Agreement constitute an integral part of this Agreement as if fully written herein.

     12.7. COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

     12.8. GOVERNING LAW. This Agreement shall be governed by, construed and enforced in accordance with, the internal laws of the State of Iowa without giving effect to its conflict of law provisions.

     12.9. JURISDICTION. Sole jurisdiction for any legal action arising out of or pertaining to this agreement brought by Seller shall be with the Iowa District Court for Dickinson County, and the parties hereby irrevocably consent to personal jurisdiction and venue in such Court. Sole jurisdiction for any legal action arising out of or pertaining to this agreement brought by Buyer shall be with the Arizona District Court for Maricopa County, and the parties hereby irrevocably consent to personal jurisdiction and venue in such Court.

     12.10. SEVERABILITY. If any provision of this Agreement shall be held unenforceable, invalid, or void to any extent for any reason, such provision shall remain in force and effect to the maximum extent allowable, if any, and the enforceability or validity of the remaining provisions of this Agreement shall not be affected thereby.

     The parties have executed this Agreement as of the date first above written.

DANBOM TEMPORARY, INC.                    CRAGAR INDUSTRIES, INC.



By: /s/Jim Danbom                         By: /s/Rick Kozuback
   -----------------------------------       -----------------------------------
   Jim Danbom, President                     Rick Kozuback, Its President